UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2009

LAWSON PRODUCTS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1666 E. Touhy Avenue, Des Plaines, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(847) 827-9666

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 26, 2008, in response to current economic conditions, Lawson Products, Inc. ("Lawson") committed to implementing further cost reduction measures, which include (i) a reduction in force of approximately 11%, or approximately 150 employees, across the organization and (ii) the closure of its Dallas, TX distribution center. The reduction in force and closure of the distribution center are expected to be substantially complete by the end of the second quarter. As a result of these measures, as well as the previously announced closure of Lawson’s Charlotte, NC distribution facility, Lawson expects to incur a charge of between $5.5 million and $7.0 million in the first quarter of 2009. Of this amount, approximately $5.0-$6.0 million is related to future cash severance payments of terminated employees and approximately $0.5-$1.0 million is related to non-cash writedowns of equipment and inventory. These cost reduction measures are expected to result in future annualized cost savings of between $10.0 million and $12.0 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.

April 1, 2009	By:	F. Terrence Blanchard

Name: F. Terrence Blanchard
Title: Chief Financial Officer